Exhibit 10.2

Execution Version

EMPLOYMENT AND BOARD SERVICE AGREEMENT

This Employment and Board Service Agreement (the “Agreement”) is made as of January 22, 2026 by and between Atlantic International Corp., a Delaware corporation (the “Company”), which currently has an address at 270 Sylvan Ave, Englewood Cliffs, New Jersey 07632, and Guus Franke (“Board Member”), an individual having an address at Gubbelstrasse 11 Zug Swiss. Board Member and Company shall be individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the Company and the Board Member desire to enter into an Employment and Board Service Agreement, whereby the Board Member renders services to the Company commencing upon the acquisition of Circle8 Group B.V. (“Circle8”) by the Company. This agreement is being executed in accordance with the terms of the Acquisition Agreement dated January 22, 2026 by and among the Company, Axiom Partners GmbH (“Axiom”) and Circle8 (the “Acquisition Agreement”). The closing of the transaction contemplated by the Acquisition Agreement is referred to herein as the “Closing.” All capitalized terms not defined herein are otherwise defined in the Acquisition Agreement; and

WHEREAS, upon the Closing, Board Member shall be appointed as Executive Chairman of the Board of Directors of the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Board Member hereby agree as follows:

1. Duties and Scope of Board Service.

(a) Positions; Duties. During the Board Service Term (as defined in Section 2), the Company shall employ Board Member as the Executive Chairman of the Board of Directors of the Company (the “Board”). Board Member shall report directly to the Board.

(b) Obligations. During the Board Service Term, Board Member shall devote a reasonable amount of Board Member’s business efforts and time to the Company. Board Member agrees, during the Board Service Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration or benefit whatsoever or howsoever without the prior approval of the Board; provided, however, that Board Member may (i) serve in any capacity with any professional, community, industry, civic, educational or charitable organization, (ii) serve as a member of corporate boards of directors or as an advisor to companies that the Board Member currently serves and, with the consent of the Board (which consent shall not be unreasonably withheld or delayed), other corporate boards of directors, (iii) Board Member may continue to be the CEO of Axiom and continue to be actively involved in the operations of the businesses of it and its subsidiaries, and (iv) manage Board Member’s and Board Member’s family’s personal investments and legal affairs; provided, however, that in each instance, such activities do not materially interfere with the discharge of Board Member’s duties hereunder.

2. Board Service Term. This Agreement is a binding agreement between the Company and the Board Member and shall be effective immediately following the closing of the transactions contemplated by the Acquisition Agreement (the “Effective Date”). For the avoidance of doubt, should the Acquisition Agreement be terminated or the Closing were not to occur for any reason, this Agreement shall be null and void. The terms and conditions of this Agreement shall commence upon the Effective Date and shall remain in effect for an initial five (5) year term unless earlier terminated in accordance with Section 4. The term shall automatically renew for successive two-year (2) periods, unless cancelled by either party with written notice no less than 90 days prior to the end of the then-applicable term. The period of time between the Effective Date and the termination of Board Member’s employment hereunder shall be referred to herein as the “Board Service Term.” The Company hereby agrees to employ Board Member and Board Member hereby accepts the Board Service Term, in accordance with the terms and conditions set forth herein, commencing on the Effective Date.

3. Compensation/Benefits. During the Board Service Term, the Company shall pay and provide to Board Member the following:

(a) Cash Compensation. As compensation for Board Member’s services to the Company, Board Member shall receive a base salary and shall be eligible to receive additional variable compensation. During the Board Service Term, the Board or its Compensation Committee (the “Compensation Committee”) shall review Board Member’s Base Salary (as defined below) and bonus opportunities set forth herein at least annually and may increase (but not decrease) such Base Salary and/or bonus opportunities as the Compensation Committee may approve. The Base Salary shall be payable in accordance with the Company’s normal payroll practices in effect from time to time, but in no event less frequently than bi-monthly. No increase in Base Salary shall be used to offset or otherwise reduce any obligations of the Company to Board Member hereunder or otherwise.

(i) Annual Base Salary. During the Board Service Term, the Board Member’s compensation will be Eight Hundred Thousand Dollars ($800,000) per annum (the “Annual Base Salary”). Commencing with calendar year 2027, the Annual Base Salary shall automatically increase on January 1 of each calendar year by 5% of the amount of the prior year’s Annual Base Salary. The Annual Base Salary shall be payable bi-monthly in equal installments the same day as the Company’s regular payroll is paid.

(ii) Annual Bonus. Commencing with calendar year 2027, Board Member shall be eligible for an annual calendar year bonus every calendar year during the Board Service Term, in a targeted amount equal to 100% of the Annual Base Salary (the “Annual Bonus”). The Annual Bonus shall be paid in two lump sum payments January 15th and February 15th after the close of the calendar year to which the Annual Bonus relates. This bonus is guaranteed so long as the Company and its Affiliates record at least $250 million in revenues, in the aggregate, for the calendar year to which the bonus relates, as determined based on the consolidated audited financials of the Company and its affiliates for such year.

(iii) Discretionary Bonus. In addition to the bonuses set forth above, Board Member shall also be eligible to earn annual variable compensation, the amount of which be set by the Company’s Compensation Committee each year during the Board Service Term (the “Discretionary Bonus”). The Discretionary Bonus for any calendar year shall be awarded at the sole and absolute discretion of the Compensation Committee based upon the Company’s achievement of stated financial and strategic goals, as established by the Compensation Committee. Any such Discretionary Bonus may be made to Board Member by means of cash, stock options or as otherwise determined by the Compensation Committee.

(iv) Transaction Bonus. The Company shall pay prospectively the Board Member a per transaction bonus in the amount of $200,000 for any subsequent completed acquisition in excess of $8 million, in consideration for the Board Member’s assistance in closing each such transaction (the “Transaction Bonus”). Such Transaction Bonus(es) shall be paid via payroll within fifteen (15) days of the closing of such transaction(s).

(v) Currency. All payments and amounts hereunder shall be in United States Dollars, unless otherwise indicated.

(vi) Ongoing Awards. Board Member shall be eligible to participate fully in annual stock option grants, and any other long-term equity incentive program at levels commensurate with Board Member’s position and as determined by the Compensation Committee.

(b) Employee Benefits. Board Member shall, to the extent eligible, be entitled to participate at a level commensurate with Board Member’s position in all employee benefits, welfare and retirement plans and programs, as well as equity plans, provided by the Company to its senior executives in accordance with the terms thereof as in effect from time to time. Notwithstanding the foregoing, at all times, the Company reserves the right to amend, modify, or terminate any such plan or program.

(c) Perquisites. The Company shall provide to Board Member, at the Company’s cost, all perquisites, including health insurance pursuant to the terms of the Company’s health insurance plans which may change from time to time. The Company shall pay for the costs of the Company sponsored health insurance plan chosen (including a “family plan”) on terms no less favorable than other executive officers of the Company. Notwithstanding the foregoing, at all times, the Company reserves the right to amend, modify, or terminate any such perquisites.

(d) Business and Entertainment Expenses. Upon submission of appropriate documentation by Board Member in accordance with the Company’s policies in effect from time to time, the Company shall pay or reimburse Board Member for all business expenses that Board Member incurs in performing Board Member’s duties under this Agreement, including, but not limited to, travel, entertainment, and professional dues and subscriptions, in accordance with the Company’s policies in effect from time to time.

(e) Expenses. Subject to and accordance with the Company’s policies and procedures and in accordance with the Company’s expense policy, as it may be amended from time to time, the Company shall reimburse Board Member for the cost associated with cellular telephone and Internet access associated with business uses upon appropriate submission and documentation of such expenses.

(f) Car Allowance. Board Member shall be provided a Car Allowance at the monthly rate of One Thousand Five Hundred Dollars ($1,500.00), payable in monthly installments. The Car Allowance shall be used at Board Member’s discretion toward the purchase/lease/payment of a vehicle of Board Member’s choice.

4. Termination of Employment.

(a) Death or Disability. The Company may terminate Board Member’s employment for disability in the event Board Member has been unable to perform Board Member’s material duties hereunder for three (3) consecutive months because of physical or mental incapacity by giving Board Member at least thirty (30) days’ notice of such termination while such continuing incapacity continues (a “Disability Termination”). Board Member’s employment shall automatically terminate on Board Member’s death. In the event that Board Member’s employment is terminated by the Company by reason of Board Member’s death or a Disability Termination, then upon the date of such termination:

(i) Any Restricted Stock, RSUs, Options, Warrants or Shares that would have vested solely due to the passage of time during the twenty-four (24) month period beginning on the date of Board Member’s death or Disability Termination shall immediately vest;

(ii) the Company shall, within fourteen (14) days of the date Board Member’s employment is terminated, pay and provide Board Member (or in the event of Board Member’s death, Board Member’s estate) (A) any unpaid Base Salary through the date of termination and any accrued vacation, (B) reimbursement for any unreimbursed expenses incurred through the date of termination, and (C) all other payments, benefits or fringe benefits to which Board Member may be entitled subject to and in accordance with, the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant and amounts that may become due under Sections 3 and 4 hereof (collectively, items under this clause (i) are referred to as “Accrued Benefits”); and

(iii) the Company shall pay to Board Member at the time other senior executives are paid under any cash bonus or long-term incentive plan, but in no event later than March 15th of the year following the year in which Board Member’s employment is terminated, a pro-rata Annual Bonus and Discretionary Bonus equal to the amount Board Member would have received if Board Member’s employment had continued (without any discretionary cutback) multiplied by a fraction where the numerator is the number of days in each respective bonus period prior to Board Member’s termination and the denominator is the number of days in the bonus period (the “Prorated Bonus”); provided, however, that at the time of death or Disability Termination, Board Member is on pace to achieve the performance milestones necessary to be eligible for such bonus.

(iv) the Board Member will continue to participate in any other performance bonus plan, in accordance with the terms of the plan until such plan has expired.

(b) Termination for Cause. The Company may terminate Board Member’s employment for Cause (as defined below). In the event that Board Member’s employment with the Company is terminated during the Board Service Term by the Company for Cause, Board Member shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits, to be paid or provided within thirty (30) days of the date Board Member’s employment is terminated, or such earlier time as may be required under appliable law.

(i) For the purposes of this Agreement, “Cause” shall mean:

(A) material breach of any provision of this Agreement by Board Member, which has not been remedied within 30 days’ notice of such breach;

(B) the willful failure by Board Member to perform Board Member’s duties with the Company (other than any such failure resulting from Board Member’s incapacity due to physical or mental impairment), unless any such failure is corrected within thirty (30) days following written notice by the Board that specifically identifies the manner in which the Board believes Board Member has not materially performed Board Member’s duties; provided, however, that no act, or failure to act, by Board Member shall be “willful” unless committed without good faith and without a reasonable belief by the Board Member that the act or omission was in the best interest of the Company; or

(C) an act of gross misconduct by Board Member with regard to the Company that is materially injurious to the Company and is committed without good faith and without a reasonable belief by the Board Member that the act or omission was in the best interest of the Company

(c) Termination by the Company Other Than for Cause or by Board Member for Good Reason. Any payments to be made or benefits to be provided under this Section 4(c) are conditioned on (x) Board Member’s the Company’s execution of a general release in a form substantially similar to the form attached hereto as Exhibit A, and (y) such general release becoming effective and no longer subject to revocation within sixty (60) days following the end of Board Member’s employment with the Company.

(i) If Board Member’s employment with the Company is (x) terminated by the Company other than for Cause, or (y) terminated by Board Member for Good Reason (as defined below), then the Company shall pay or provide Board Member with the following as of the date of termination:

(A) any Accrued Benefits, to be paid or provided on the date Board Member’s employment is terminated;

(B) the Prorated Bonus; provided, however, that such Prorated Bonus is paid no later than March 15 of the year following the year in which Board Member’s employment is terminated;

(C) a severance amount equal to two times the sum of (x) Board Member’s then-current annual Base Salary and (y) the target amount of Board Member’s then applicable Annual Bonus, payable in lump-sum cash payment within sixty (60) days follow the date Board Member’s employment is terminated;

(D) the right to participate in any performance bonus plan until such plan expires; become vested;

(E) all shares of unvested stock options shall immediately vest;

(F) all shares of unvested restricted stock awards, RSUs, Options, Warrants or other equity awards shall immediately become vested;

(G) the right to continue Board Member’s participation in the Company’s health benefit plans to the extent that he is then a participant therein, at no additional cost to Board Member other than he would have incurred as an employee, for a period of twelve (12) months starting with the first calendar month after such date of termination; provided, however, that Company shall pay the full premium for COBRA (or equivalent) continuation coverage under its health plans for Board Member (and, if applicable, Board Member’s dependents enrolled as participants in such health plans as of the date of termination) for such twelve-month period. In the event Board Member obtains other employment during the twelve-month period in this clause (H), pursuant to which he becomes covered for substantially similar or improved benefits, the right to continue to participate in any health benefit plan, at the Company’s expense, offered or provided by the Company shall immediately cease; and

(H) reasonable outplacement services at a level commensurate with Board Member’s position, including use of an executive office, for a period of ninety (90) days commencing on Board Member’s date of termination but in no event extending beyond the date on which Board Member commences other full time employment.

(d) Termination by Board Member for Good Reason. Board Member may terminate the Board Service Term upon written notice by Board Member to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of Board Member, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by Board Member to the Company of the occurrence of one of the reasons set forth below:

(i) material diminution in Board Member’s Base Salary or the target amount of the then-applicable Annual Bonus;

(ii) material diminution in Board Member’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law)

(iii) Board member is required to relocate more than one hundred (100) miles from Board Member’s then current residence in order to continue to perform Board Member’s duties under this Agreement; or

(iv) a material breach by the Company of this Agreement.

Board Member shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, and actually terminate employment within ten (10) days following the expiration of the Company’s thirty (30)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Board Member.

In the event that Board Member terminates the Board Service Term, Board Member shall be entitled to the payments and benefits set forth in Section 4(c).

(e) Termination by Board Member Other Than for Good Reason. Board Member may terminate Board Member’s employment at any time by written notice to the Company other than for Good Reason. In the event that Board Member terminates Board Member’s employment with the Company during the Board Service Term other than for Good Reason, Board Member shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits, to be paid or provided within thirty (30) days of the date Board Member’s employment is terminated, or such earlier time as required by applicable law.

(f) No Mitigation/No Offset. Board Member shall not be required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Board Member may receive from any other source. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right that the Company may have against Board Member or others.

5. Change of Control Vesting Acceleration.

(a) In the event of a Change of Control (as defined below), one hundred percent (100%) of Board Member’s then-unvested Restricted Stock, RSUs, Options or Shares shall immediately vest, all Performance Bonuses (both current and future) are immediately due and payable, regardless of whether the milestone has been achieved.

(b) For the purposes of this Agreement, “Change of Control” is defined as the occurrence of any of the following after the Effective Date (and, for the avoidance of doubt, not counting the transactions contemplated in the Acquisition Agreement):

(i) any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) excluding for this purpose, (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company, the grant or exercise of any stock option, stock award, stock purchase right or similar equity incentive, or the continued beneficial ownership by any party of voting securities of the Company which such party beneficially owned as of the Effective Date;

(ii) persons, who, as of the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided, however, that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors; and provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80% of the assets (other than cash and cash equivalents) of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

6. Golden Parachute Payments.

(a) Board Member shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any benefit received pursuant to this Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that any benefit received or to be received by Board Member in connection with a Change of Control (“Contract Benefits”) or any other plan, arrangement or agreement with the Company or an affiliate (collectively with the Contract Benefits, the “Total Benefits”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit received by Board Member as a result of such reduction shall exceed the net after-tax benefit received by Board Member if no such reduction was made. For purposes of this Section 5, “net after-tax benefit” shall mean the Total Benefits that Board Member receives or is then entitled to receive from the Company that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (i) the amount of all federal, state and local income and employment taxes payable by Board Member with respect to such “parachute payment,” calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Board Member (based on the rates set forth in the Code as in effect at the time of the first receipt of the foregoing benefits), and (ii) the amount of excise taxes imposed with respect to such “parachute payment” by Section 4999 of the Code.

(b) The accounting firm engaged by the Company (or its successor) for general tax purposes shall perform any adjustment pursuant to subsection (a) of this Section 6. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Board Member and to the Company within fifteen (15) calendar days of being engaged to perform such determination and adjustment, or at such other time as requested by the Company. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

7. Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Board Member and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Board Member is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Board Member, and (B) the date of the Board Member’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Board Member in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Board Member, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Code Section 409A, the Board Member’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

8. Restrictive Covenants. Board Member and Company expressly acknowledge that the following restrictions are necessary to protect the goodwill of the Company and that such restrictions are fair and reasonable. Board Member holds specialized knowledge of the business of the Company (the “Business”). Board Member and Company acknowledge and agree that (i) the Parties would be irreparably harmed and impaired if Board Member were to engage, directly or indirectly, in any activity competing with the Business, make any disclosure in violation of this Agreement or any unauthorized use of, any confidential information concerning the Business, and (ii) the Parties are entitled to protection from such use of the specialized knowledge of Board Member. Board Member acknowledges that the Company’s ability to keep its Confidential Information (as defined in Section 11(b)) secret and away from its competitors is important to the Company’s and its affiliates’ viability and business. Board Member further acknowledges that over the course of Board Member’s employment with the Company Board Member has and will (i) develop special and substantial relationships with the Company’s and its affiliates’ customers and suppliers, and/or (ii) be privy to Confidential Information. Further, Board Member has and will help develop the goodwill of the Company and its affiliates during the course of Board Member’s employment. Finally, pursuant to the Acquisition Agreement, Board Member will have a substantial ownership interest in the Company. As such, Board Member agrees to abide by the following covenants in order to allow the Company to protect those interests:

9. (a) Non-Competition. During the “Restricted Period” (as defined below), Board Member will not either directly or indirectly, for Board Member or any other person or entity, anywhere within the United States, carry on, own, be engaged in, assist, be employed by, consult for, serve as a director for, or have any financial interest in any business or enterprise that is materially engaged in any of the services of the Company or manufactures or sells any of the products provided or offered by Company or any subsidiary or affiliate of Company, or if it performs any other services and/or engages in the production, manufacture, distribution or sale of any product similar to services or products, which services or products were performed, produced, manufactured, distributed, sold, under development or planned by Company or any subsidiary or affiliate of Company during the period while Board Member performs services for Company, provided that an equity investment of not more than two percent (2%) in any company that is publicly traded and whose shares are listed on a national stock exchange will be permitted.

For purposes of this Section 9, “Restricted Period” means the period beginning on the Effective Date and continuing until the one (1) year anniversary of Board Member’s employment termination date, if Board Member is terminated for Cause, and six (6) months is terminated for any other reason.

(b) Non-Solicitation. During the Non-Solicitation Restricted Period, Board Member will not either directly or indirectly, for Board Member or any other person or entity, (i) hire, solicit for services, encourage the resignation of, or in any other manner seek to engage or employ, any person who is an employee of the Company, or a consultant of the Company devoting more than seventy percent (70%) of Board Member’s time to the business of the Company or any of its affiliates, on Board Member’s employment termination date or during the one (1) year period preceding such termination date, or (ii) solicit, provide services to, or otherwise interfere with the Company’s business relationship with, any customer of the Company in connection with services and/or products that compete with the Company’s services or products, provided that such customer is a customer of the Company on the employment termination date or during the one (1) year period preceding such termination date.

For the Purposes of Section 9(b) the “Non-Solicitation Restricted Period” means the period beginning on the Effective Date and continuing until the two (2) year anniversary of Board Member’s employment termination date, if Board Member is terminated for Cause, and twelve (12) months if Board Member is terminated for any other reason.

(c) Equitable Relief. Board Member acknowledges that the remedy at law for Board Member’s breach of Sections 9 or 11 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of such Sections, the Company will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation. No bond or other security will be required in obtaining such equitable relief, and Board Member hereby consents to the issuance of such equitable relief. Such equitable relief may be obtained from any court having appropriate jurisdiction over the matter. Nothing in this Section 9(c) shall be deemed to limit the Company’s remedies at law or in equity that may be pursued or availed of by the Company for any breach by Board Member of any of the parts of Sections 9 or 11.

10. Judicial Modification. Board Member acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in Sections 9 and 11 be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any of the restrictions contained or referenced in such Section is for any reason held by a court or arbitrator to be excessively broad as to duration, activity, geographical scope, or subject, then, for purposes of that jurisdiction, such restriction shall be construed, judicially modified, or “blue penciled” so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law. Board Member acknowledges and understands that, due to the nature and scope of the Company’s existing and proposed business plans and projects, and the technological advancements in electronic communications, any narrower geographic restriction of Board Member’s obligations under Section 9 would be inappropriate and counter to the protections sought by the Company thereunder.

11. Confidential Information.

(a) Non-Use and Non-Disclosure of Confidential Information. Board Member acknowledges that, during the course of Board Member’s employment with the Company, he has had and will have access to information about the Company and its affiliates, and their customers and suppliers, that is confidential and/or proprietary in nature, and that belongs to the Company and/or its affiliates. As such, at all times, both during Board Member’s employment and thereafter, Board Member will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company and its affiliates, and not disclose to any other person or entity (without the prior written authorization of the Board) any “Confidential Information” (as defined in Section 11(b)). Notwithstanding anything contained in this Section 11, Board Member will be permitted to disclose any Confidential Information to the extent required by validly-issued legal process or court order, provided that Board Member notifies the Board immediately of any such legal process or court order in an effort to allow the Company to challenge such legal process or court order, if the Company so elects, prior to Board Member’s disclosure of any Confidential Information.

(b) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means any confidential or proprietary information that belongs to the Company or its affiliates, or any of their customers or suppliers, including, without limitation, technical data, market data, trade secrets, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product and service information, projects, services, customer lists and information, customer preferences, customer transactions, supplier lists and information, supplier rates, software, hardware, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, project information, revenue figures, account information, credit information, financing arrangements, and other information disclosed to Board Member by the Company or its affiliates in confidence, directly or indirectly, and whether in writing, orally, or by electronic records, drawings, pictures, or inspection of tangible property.

12. Return of Company Property. Upon the termination of Board Member’s employment with the Company, or at any time during such employment upon request by the Company, Board Member will promptly deliver to the Company and not keep in Board Member’s possession, recreate, or deliver to any other person or entity, any and all property that belongs to the Company or any of its affiliates, or that belongs to any other third party and is in Board Member’s possession as a result of Board Member’s employment with the Company, including, without limitation, records, data, customer lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product and service information, project information, files, and other documents and information, including any and all copies of the foregoing.

13. Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of (i) the heirs, beneficiaries, executors and legal representatives of Board Member upon Board Member’s death and (ii) any successor of the Company, provided, however, that any successor shall within ten (10) days of such assumption deliver to Board Member a written assumption in a form reasonably acceptable to Board Member. This Agreement may not be assigned by either party hereto without the prior written consent of the other party, The Company will assign this Agreement to a corporation succeeding to substantially all of the assets or business of the Company whether by merger, consolidation, acquisition, or otherwise. As used herein, “successor” shall mean any person, firm, corporation, LLC or any other entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires any, all or substantially all of the assets or business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all of its obligations hereunder. The Company may not otherwise assign this Agreement, without written consent from the Board Member. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall mean any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all of its obligations hereunder. This Agreement may not otherwise be assigned by the Company.

(b) None of the rights of Board Member to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Board Member or as provided in Section 4 hereof. Any attempted assignment, transfer, conveyance or other disposition (other than as provided in this Agreement) of any interest in the rights of Board Member to receive any form of compensation hereunder shall be null and void; provided, however, that notwithstanding the foregoing, Board Member shall be allowed to transfer vested Restricted Stock, RSUs, Options, Warrants, Shares or other stock options or equity awards consistent with the rules for transfers to “family members” as defined in U.S. Securities and Exchange Commission Form S-8.

14. Liability Insurance.

(a) The Company shall cover Board Member under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Board Service Term in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

(b) The Company shall, both during and after the Board Service Term, indemnify and hold harmless Board Member to the fullest extent permitted by applicable law with regard to actions or inactions taken by Board Member in the performance of Board Member’s duties as an officer, director and employee of the Company and its affiliates or as a fiduciary of any benefit plan of the Company and its affiliates. For the avoidance of all doubt, in the event of any litigation, investigation, or any other matter naming the Board Member, the Company will pay 100% of the Board Member’s legal fees, including any retainers required, with an attorney or attorneys of the Board Member’s choice.

15. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (a) delivered personally or by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner set forth in this Section 15:

If to the Company:

Atlantic International Corp. 270
Sylvan Avenue, Suite 2230
Englewood Cliffs, NJ 07632
Attention: Jeffrey Jagid, Chief Executive Officer
Email: jjagid@atlantic-international.com

If to Board Member:

Axiom Partners GmbH
Gubbelstrasse 11
Zug Swiss
Attention: Guus Franke

Email: [REDACTED]

16. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

17. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Board Member concerning Board Member’s employment or other service relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Board Member’s employment or other service relationship with the Company entered into prior to the date hereof, but it does not supersede or replace the Acquisition Agreement or any other written agreements entered into simultaneous with this Agreement or thereafter.

18. Arbitration.

(a) Agreement. The Company and Board Member agree that, except as otherwise provided in Section 9(c), any dispute or controversy arising out of, relating to, or in connection with the employment relationship between them, the inception of that relationship, the termination of that relationship, this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, including, without limitation, claims of discrimination, harassment, and/or retaliation, and any violation of whistleblower laws, shall be settled by final and binding arbitration to be held in New York, NY or such other location agreed by the parties hereto, under the auspices of and in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The selection of the arbitrator will be conducted in accordance with the AAA’s practices and procedures for disputes of the nature here contemplated. The arbitrator will have authority and discretion to determine the arbitrability of any particular claim, should any disputes arise with respect to such issue.

(b) Costs and Fees of Arbitration. The moving party shall pay the costs of the initial arbitration filing (not to exceed two hundred fifty dollars ($250)), and each Party shall pay the remaining costs and expenses of such arbitration equally. Unless otherwise required by law or pursuant to an award by the arbitrator, the Company and Board Member shall each pay separately its or Board Member’s counsel fees and expenses. Notwithstanding the foregoing, the arbitrator may, but need not, award the prevailing party in any dispute its or Board Member’s legal fees and expenses.

19. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Board Member and an appropriate officer or director of the Company.

20. Survivorship. The respective rights and obligations of Company and Board Member hereunder shall survive any termination of Board Member’s employment by the Company to the extent necessary to preserve such rights and obligations.

21. Beneficiaries. Board Member shall be entitled, to the extent permitted under any applicable law, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon Board Member’s death by giving the Company written notice thereof. If Board Member dies, severance then due or other amounts due hereunder shall be paid to Board Member’s designated beneficiary or beneficiaries or, if none are designated or none survive Board Member, Board Member’s estate.

22. Withholding. The Company shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes required by law with respect to payments made to Board Member in connection with Board Member’s employment hereunder.

23. Governing Law. This Agreement shall be governed by New York (without reference to rules of conflicts of law), which shall be applied to the merits of any dispute or claim submitted to arbitration pursuant to Section 18 of this Agreement. Board Member and the Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York, NY for any action or proceeding relating to any arbitration pursuant to Section 18 of this Agreement in which the parties are participants, or any claim to which Section 9(c) applies.

[Remainder of page intentionally left blank – signatures on the following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement:

Atlantic International Corp.

/s/Jeffrey Jagid
Name:	Jeffrey Jagid
Title:	Chief Executive Officer

Board Member

/s/ Guus Franke
Name:	Guus Franke

EXHIBIT A

MUTUAL RELEASE

THIS RELEASE (this “Release”) is dated [DATE], by Guus Franke (“Board Member”) and Atlantic International Corp., a Delaware corporation (the “Company”).

WHEREAS, pursuant to the Employment and Board Service Agreement, effective January 22, 2026, between Board Member and the Company (the “Agreement”), the Company has agreed to pay Board Member certain severance payments (the “Severance Payments”) upon a qualifying termination of employment, subject to the terms and conditions described in the Agreement and contingent upon executing and not revoking this Release within sixty (60) days after the qualifying termination of employment. Capitalized terms set forth herein that are not otherwise defined shall have the meaning set forth in the Agreement.

WHEREAS, Board Member experienced a qualifying termination of employment with the Company on [DATE].

WHEREAS, the payment of the Severance Payments is in exchange for and contingent upon Board Member’s execution (and non-revocation within the revocation period) of this Release.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Board Member agrees as follows:

1. Release in Full of All Claims. In exchange for the Severance Payments, Board Member, for Board Member and for Board Member’s agents, attorneys, heirs, administrators, executors, assigns and other representatives, and anyone acting or claiming on his, her or their joint or several behalf, hereby releases, waives and forever discharges the Company, its respective affiliates, and its and their respective affiliates’ past or present employees, officers, managers, directors, trustees, board members, stockholders, equityholders, agents, affiliates, parent entities, subsidiaries, heirs, administrators, successors, assigns and other representatives, insurers and anyone acting on its or their joint or several behalf (the “Releasees”), from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities and other losses that Board Member has or may have against the Company or the other Releasees. By way of example only, and without limiting the immediately preceding sentence, Board Member agrees that Board Member is releasing, waiving and discharging any and all claims against the Company and the other Releasees under (a) any federal, state or local employment law or statute, including, but not limited to, Title VII of the Civil Rights Act(s) of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act (the “OWBPA”), the Family and Medical Leave Act or the Worker Adjustment and Retraining Notification Act, and each of their respective implementing regulations, and any applicable state employment law(s) or (b) any federal, state or municipal law, statute, ordinance or common law doctrine (including, but not limited to, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, wrongful discharge in violation of public policy, infliction of emotional distress, negligence, invasion of privacy, interference with contractual relationship, defamation and fraud); provided, however, that Board Member specifically does not release any claims to challenge the validity of this Release under the ADEA or any claims that Board Member cannot waive by operation of law.

Notwithstanding the foregoing, this Release in no way alters Board Member’s rights (i) to the Accrued Benefits and the Severance Payments, (ii) to any benefits to which Board Member is entitled under the Agreement or any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, (iii) under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, (iv) pursuant to the Acquisition Agreement or the Convertible Note, (iv) to indemnification, whether pursuant to the organizing documents of the Company or otherwise, (v) to claims arising after the date Board Member signs this Agreement, or (vi) to claims related to any outstanding equity in the Company.

Nothing contained herein shall be construed to prohibit Board Member from filing a charge with the Equal Employment Opportunity Commission or the Securities and Exchange Commission or from participating in investigations by such entities. However, Board Member acknowledges that the release Board Member executes herein waives Board Member’s right to seek or accept individual remedies or monetary damages in any such action or lawsuit arising from such charges or investigations, or in connection with any complaint or charge that Board Member may file with an administrative agency, including, but not limited to, back pay, front pay or reinstatement, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002 or Section 21F of the Securities Exchange Act of 1934. Board Member further agrees that if any person, organization or other entity should bring a claim against the Releasees involving any matter covered by this Release, Board Member will not accept any personal relief in any such action, including damages, attorneys’ fees, costs and all other legal or equitable relief.

Board Member further understands that nothing contained herein is intended to interfere with or discourage Board Member’s good faith disclosure to any governmental entity regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and nothing contained herein waives or releases Board Member’s right to receive money for disclosing such information to a government agency. Board Member further understands that Board Member will not be subject to retaliation by the Company for a disclosure made pursuant to this provision.

2. Company’s Release of Claims. The Company agrees to irrevocably and unconditionally release Board Member from any and all claims, complaints, demands, costs, expenses, grievances, obligations, liabilities, actions, and causes of action in law or in equity, arising out of Board Member’s employment with the Company, through the date on which the Company executes this Release. The Company specifically does not release (a) any rights to enforce this Release or any claims it is precluded from waiving by operation of law, or (b) any rights to enforce Sections 8, 9, 11 or 12 of the Agreement.

3. No Claims Filed. Board Member and Company affirm that, as of the date of execution of this Release, neither has filed no lawsuit, charge, claim or complaint with any governmental agency or in any court against the other party to this Release.

4. Assistance to Others. Board Member agrees not to assist or cooperate, in any way, directly or indirectly, with any person, entity or group (other than the Equal Employment Opportunity Commission or other governmental agency) involved in any proceeding, inquiry or investigation of any kind or nature against or involving the Company or any of the other Releasees, except as required by law, subpoena or other compulsory process.

5. ADEA/OWBPA Waiver and Acknowledgement. Insofar as this Release pertains to the release of Board Member’s claims, if any, under the ADEA, Board Member, pursuant to and in compliance with the rights afforded Board Member under the OWBPA: (a) is hereby advised to consult with an attorney before executing this Release; (b) has been afforded at least twenty-one (21) days to consider this Release; (c) may rescind this Release any time within the seven (7) day period following Board Member’s execution of this Release (the “Revocation Period”); (d) is hereby advised that this Release shall not become effective or enforceable until the Revocation Period has expired; and (e) is hereby advised that Board Member is not waiving claims that may arise after the date on which Board Member executes this Release. If this Release is revoked within the Revocation Period, the Company shall have no obligation to pay the Severance Payments. If this Release is not revoked within the Revocation Period, this Release will be effective and enforceable on the date immediately following the last day of the Revocation Period.

If Board Member wishes to revoke this Release, Board Member must deliver written notice stating Board Member’s intent to revoke this Release to [Company Contact], on or before the seventh (7th) day after the date on which Board Member signed this Release.

6. Governing Law. The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of New York without giving effect to conflict of laws principles.

7. Severability. Should any provision of this Release be declared or be determined by any court to be invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term or provision shall be deemed not to be part of this Release. The waiver of a breach of any of the provisions of this Release shall not operate or be construed as a waiver of any other provision of this Release or a waiver of any subsequent breach of the same provision.

8. Voluntary Execution. Board Member acknowledges that Board Member is executing this Release voluntarily and of Board Member’s own free will and that Board Member fully understands and intends to be bound by the terms of this Release. Further, Board Member acknowledges that Board Member received a copy of this Release on [DATE] and has had an opportunity to carefully review this Release with Board Member’s attorney prior to executing it or warrants that Board Member chooses not to have Board Member’s attorney review this Release prior to executing it.

9. No Assignment of Claims. Board Member and Company hereby represent and warrant that they have not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.

[Signature on Following Page]

IN WITNESS WHEREOF, Board Member and the Company hereby certify that they have read this Release in its entirety and voluntarily executed it, as of the date set forth under the signatures below.

BOARD MEMBER

Guus Franke

Date:

COMPANY

[NAME and TITLE]

Date:

A-4